Calculation of Filing Fee Tables
S-3
ProFrac Holding Corp.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	8.00% Series A Redeemable Preferred Stock, par value $0.01 per share	457(o)	50,000	$ 1,000.00	$ 50,000,000.00	0.0001381	$ 6,905.00
Fees to be Paid	2	Equity	Class A Common Stock, par value $0.01 per share	457(o)	3,171,970		$ 0.00	0.0001381	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 50,000,000.00		$ 6,905.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 6,905.00
Offering Note
[1]	(1)a Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions. (1)b Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. There is currently no public market for the shares of Series A Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Preferred Stock being registered hereunder represents the purchase price of $1,000.00 per share that was paid by the Selling Stockholders named herein in connection with the sale of the Series A Preferred Stock to the Selling Stockholders pursuant to the Purchase Agreement, dated September 29, 2023. (1)c Under Rule 457(i), there is no additional filing fee payable with respect to the shares of Class A Common Stock issuable upon conversion of the Series A Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

[2]	See Footnotes 1a and 1c above. Estimated based on the total number of shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock at the Conversion Ratio (including shares issuable upon conversion of additional shares of Series A Preferred Stock to be issued as future PIK dividends, assuming a conversion date of September 30, 2026 with a liquidation preference of $63,439,394), subject to certain adjustments, as set forth in the Series A Certificate of Designations, dated September 29, 2023.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A